Exhibit 99.1

FOR IMMEDIATE RELEASE

January 14, 2016

TEGNA Media and NBC Announce New Affiliation Agreement

McLEAN, VA – TEGNA Inc. (NYSE: TGNA) announced today that TEGNA Media and NBC have agreed to a renewal of the affiliation agreements of all 17 TEGNA Media NBC stations. TEGNA’s entire portfolio of NBC stations will now be under one common, long-term agreement. TEGNA Media is the largest independent NBC affiliate group.

“We are pleased to be extending our deep and longstanding partnership with NBC,” said Dave Lougee, president, TEGNA Media. “NBC’s content, from sports to news to primetime, combined with TEGNA Media’s trusted, innovative and impactful local programming is highly valued by our viewers.”

“We are happy to extend our affiliation with TEGNA, NBC’s largest affiliate station group,” said Jean Dietze, President, Affiliate Relations, NBC Broadcasting. “We’ve had a strong, successful partnership with Dave and his team for many years. We look forward to continued collaboration to provide high-quality network broadcast content to complement TEGNA’s award winning local news and programming in key markets across the country.”

About TEGNA

TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital, Cofactor and Sightline Media Group. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Jeremy Gaines

Vice President, Corporate Communications

703-854-6049

jmgaines@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-854-6917

jheinz@TEGNA.com